Exhibit 99.1

HighPeak Energy, Inc. Announces Quarterly Dividend

Fort Worth, Texas, February 18, 2025 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per share on its common stock to be paid March 25, 2025 to stockholders of record on March 3, 2025.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.